UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
  ______________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 13, 2016
  ______________________________________
Renewable Energy Group, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-35397	26-4785427
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
416 South Bell Avenue
Ames, Iowa 50010
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (515) 239-8000
 ______________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operations and Financial Condition.

On December 22, 2015, the Registrant filed a Current Report on Form 8-K reporting that the Protecting Americans from Tax Hikes Act of 2015 had retroactively reinstated for 2015 and extended for 2016 the federal biodiesel mixture excise tax credit. At that time, the Registrant preliminarily estimated that the retroactive credit it would receive for 2015 would result in a net benefit to the Registrant in the range of approximately $125 million to $135 million. The Registrant is now revising its estimate with respect to the effect of the reinstatement of the credit on its 2015 results due to an error discovered this week in the model used in determining the preliminary forecast. The Registrant now estimates that the net benefit will be in the range of approximately $90 million to $95 million. The final amount of the benefit to be realized by the Registrant remains subject to completion of the Registrant’s year-end financial statements. The net benefit will increase the Registrant’s pre-tax operating earnings and EBITDA by a similar amount.

This Report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the expected effect on our 2015 financial results of the retroactive reinstatement of the federal biodiesel mixture excise tax credit. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, completion of our year-end financial statements and other risks and uncertainties described from time to time in the Registrant's quarterly report on Form 10-Q for the period ended September 30, 2015, annual report on Form 10-K for the year ended December 31, 2014 and other periodic filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release, and the Registrant does not undertake to update any forward-looking statements based on new developments or changes in our expectations.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 13, 2016

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Chad Stone
Chad Stone
Chief Financial Officer